UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 9, 2007

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360
150 South Fifth Street
Minneapolis, MN 55402
(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021
Registrant’s Telephone Number, including Area Code

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2007, the Board of Directors (the “Board”) of MAIR Holdings, Inc. (the “Company”) acted to increase the size of the Company’s Board to eight members and appointed John Ahn to fill the vacancy created by the increase and serve as a Class One director on the Company’s Board.  The Class One directors have terms through 2007.  The Board also appointed Mr. Ahn to sit on the Nominating Committee of the Board.

Mr. Ahn is a principal of Riley Investment Management, LLC and Riley Investment Partners Master Fund, L.P. (together, “Riley”).  Riley owns approximately 4.4% of the Company’s common stock.  On January 12, 2007, Riley demanded that the Company hold a special shareholders’ meeting to increase the size of the Company’s Board to ten members and to adopt certain amendments to the Company’s Bylaws.  On February 9, 2007, the Company and Riley entered into a Letter Agreement under which the Company agreed (i) to expand the size of the Board to eight members, (ii) to appoint Mr. Ahn to fill the vacancy and (iii) to appoint Mr. Ahn to the Nominating Committee of the Board.  The Company also agreed to work with Mr. Ahn to fill the next vacancy on the Board with a director mutually acceptable to Mr. Ahn and all other Board members.  Riley agreed to withdraw the demand for a special shareholders’ meeting effective as of the date of Mr. Ahn’s appointment to the Board and the Nominating Committee.  A copy of the Letter Agreement is attached to this Current Report on Form 8-K as Exhibit 10.22, and the foregoing description is qualified in its entirety by Exhibit 10.22.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

10.22	Letter Agreement, dated February 9, 2007, between MAIR Holdings, Inc., Riley Investment Partners Master Fund, L.P. and Riley Investment Management LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2007	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel